As filed with the Securities and Exchange Commission on November 21, 2022

Registration No. 333-192030

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to:
 Form S-8 Registration Statement No.: 333-192030

UNDER
THE SECURITIES ACT OF 1933

AERIE PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3109565
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4301 Emperor Blvd., Suite 400
Durham, North Carolina 27703
(Address of Principal Executive Offices, Including Zip Code)

AERIE PHARMACEUTICALS, INC. 2005 STOCK OPTION PLAN
AERIE PHARMACEUTICALS, INC. OMNIBUS INCENTIVE PLAN
AERIE PHARMACEUTICALS, INC. EMPLOYEE STOCK PURCHASE PLAN
 (Full Title of the Plan)

Royce Bedward
Senior Vice President, General Counsel
Aerie Pharmaceuticals, Inc.
6201 South Freeway
Fort Worth, Texas 76134
(817) 293-0450
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Graham Robinson Faiz Ahmad Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 573-4800	Tom Hudnall Assistant Secretary Aerie Pharmaceuticals, Inc. 6201 South Freeway Fort Worth, Texas 76134 (817) 293-0450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) by Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”):

•
Registration Statement on Form S-8 (File No. 333-192030), filed with the SEC on October 31, 2013, registering 7,064,542 shares of common stock, $0.001 par value per share, under the Aerie Pharmaceuticals, Inc. 2005 Stock Option Plan, Aerie Pharmaceuticals, Inc. Omnibus Incentive Plan, and Aerie Pharmaceuticals, Inc. Employee Stock Purchase Plan.

Pursuant to the Agreement and Plan of Merger, dated as of August 22, 2022, among the Registrant, Alcon Research, LLC (“Parent”), and Lyon Merger Sub, Inc. (“Merger Sub”),  Merger Sub merged with and into the Registrant (the “Merger”) on November 21, 2022, with the Registrant becoming a wholly-owned subsidiary of Parent as of the effective time of the Merger.   At the effective time of the Merger, each outstanding share of common stock of the Registrant was converted into the right to receive $15.25 in cash (in the case of outstanding stock options, less the exercise price for the applicable shares of common stock underlying the stock option), without interest and subject to required withholding taxes.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement.  In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that have been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on November 21, 2022.

AERIE PHARMACEUTICALS, INC.
By:	/s/ Tom Hudnall
Name: Tom Hudnall
Title: Assistant Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.